Exhibit 99.1

Carrollton Bancorp Reports a 39% Increase in Second Quarter Net Income and a $0.12 Quarterly Dividend

BALTIMORE, Md.--(BUSINESS WIRE)--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the second quarter of 2008 of $627,000 ($0.24 per diluted share) compared to $453,000 ($0.16 per diluted share) for the second quarter of 2007, a 39% increase. Net income for the six month period ended June 30, 2008 totaled $1.1 million ($0.39 per diluted share) compared to $1.1 million ($0.37 per diluted share) for the prior year period.

Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable September 1, 2008 to shareholders of record on August 15, 2008.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “overall, our core businesses performed reasonably well, especially in the challenging environment in which we find ourselves. We must continue to focus on credit quality and maintain a well capitalized position to weather a potential continued downturn in the economy. We believe we are well positioned to build on second quarter results and continue to focus on our core businesses, while becoming a more efficient Company.”

Total assets for the period ended June 30, 2008 compared to June 30, 2007 reflect a 10% or $35.4 million increase to $387.2 million. Gross loans increased 3% or $6.9 million from $275.7 million at June 30, 2007 to $282.6 million at June 30, 2008. Investments increased 43% or $22.2 million to $73.8 million at June 30, 2008. Total deposits decreased 3% or $9.0 million to $273.0 million while borrowings increased 150% or $48.6 million. During the same period, stockholders’ equity decreased $4.4 million or 12% to $31.1 million or 8.0% of total assets compared to 10.1% at June 30, 2007. The decrease was due primarily to the repurchase of 262,934 shares for $3.8 million, dividends paid of $654,000, and a decrease in the fair market value of equity securities of $1.6 million, all of which was partially offset by net income of $1.1 million.

The Company recorded a provision for loan losses of $99,000 in the second quarter of 2008 and 2007. The allowance for loan losses represented 1.09% of outstanding loans as of June 30, 2008. Non-performing assets totaled $6.4 million at June 30, 2008 compared to $5.9 million at December 31, 2007 and $6.2 million at March 31, 2008. The increase over the fourth quarter of 2007 was due primarily to one commercial real estate loan totaling $550,000, which management believes is well secured.

Mr. Altieri stated that “the economic woes that the country is facing have adversely affected our delinquent loans causing increased non-performing asset levels. We continue to closely monitoring our asset quality, working on early detection of any potential problems and acting swiftly to protect our interest. We will continue to add to our reserve levels and will regularly perform the appropriate analyses to determine the adequacy of the allowance for loan losses.

Carrollton Bancorp net interest income remained relatively flat as evidenced by the $18,000 or 1% decrease when comparing the second quarter of 2008 to 2007. The actions of the Federal Reserve reducing rates by 3.25% during this period of time resulted in a reduction in the Company’s net interest margin from 4.36% for the quarter ended June 30, 2007 to 4.20% for the quarter ended June 30, 2008. The 16 basis points decrease in the net interest margin was substantially offset by the $16.6 million increase in average interest earning assets.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from two sources; the Bank’s Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Non-interest income increased 2% or $30,000 to $1.6 million in the second quarter of 2008 compared to the second quarter of 2007. This increase was due primarily to the increase in the mortgage banking fees and gains on loan sales.

Non-interest expenses were $4.2 million in the second quarter of 2008 compared to $4.4 million in 2007, a decrease of $221,000 or 5%. The decrease was due to a reduction in professional services for consultants to assist in preparing the documentation needed for compliance with The Sarbanes Oxley Act of 2002 (SOX) and a reduction in the number of employees. These decreases were partially offset by a $73,000 increase in medical expenses and a $93,000 increase in occupancy costs due to normal lease escalation charges and an increase in the new Perry Hall branch lease that relocated from White Marsh.

As discussed above, the Federal Reserves actions to reduce interest rates contributed to the reduction of the Company’s net interest income by $44,000 or 1% for the first six months of this year when comparing it to the first six months of 2007. During that same time period, the Company’s net interest margin dropped 12 basis points to 4.20% from 4.32%.. This was a result of deposit and borrowing costs increasing more rapidly than yields on interest earning assets. The decrease in net interest income from the decrease in the net interest margin was partially offset by the $13.5 million increase in average interest earning assets.

For the first six months of 2008, non-interest income was $3.3 million compared to $3.2 million for the same period in 2007, an increase of $91,000 or 3%. The increase was due to a $52,000 gain in brokerage commissions, $15,000 increase in Electronic Banking, $137,000 increase in mortgage banking fees and gains and the $80,000 gain related to Visa, Inc. initial public offering that occurred in March 2008. These increases were partially offset by the $153,000 decrease in service charges and a $40,000 decrease in other fees and commissions. The decrease in service charges was primarily due to the one time fee for a commercial customer of approximately $132,000 in the first quarter of 2007.. The decrease in other fees and commissions was due to a prepayment fee recognized in 2007 and lower letter of credit fees in 2008 compared to 2007.

Non-interest expenses were $8.6 million for the first six months of 2008 compared to $8.5 million for the same period in 2006, a 1% increase resulting from a one-time pre-tax charge of $368,000 to close the Wilkens Plaza branch, an increase in occupancy expense of $203,000 caused by opening of our new Cockeysville branch, relocating of our White Marsh branch to Perry Hall, and normal lease escalation charges, and a $219,000 increase in employee benefits, in particular medical expenses. These increases in expenses were offset by a $317,000 reduction in salary expenses due to fewer employees, and a $184,000 decrease in professional services relating to SOX in 2007.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	%Change	2008	2007	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,544,224	$3,562,644	-1%	$6,946,999	$6,991,359	-1%
Provision for loan losses	99,000	99,000		198,000	165,000
Noninterest income	1,645,704	1,616,030	2%	3,305,890	3,214,600	3%
Noninterest expenses	4,163,855	4,384,615	-5%	8,580,874	8,474,040	1%
Income taxes(benefit)	300,155	242,418	24%	418,148	513,386	-19%
Net income	$626,918	$452,641	39%	$1,055,867	$1,053,533	0%

Per Share
Net income - diluted	$0.24	$0.16	50%	$0.39	$0.37	5%
Cash dividends declared	0.12	0.12	0%	0.24	0.24	0%
Book value	12.05	12.50	-4%	12.05	12.50	-4%
Common stock closing price	11.75	16.73	-30%	11.75	16.73	-30%

At June 30
Short term investments	$852,569	$2,370,366	-64%	$852,569	$2,370,366	-64%
Investment securities	73,782,062	51,597,513	43%	73,782,062	51,597,513	43%
Gross loans (net of unearned income) (a)	282,646,670	275,741,134	3%	282,646,670	275,741,134	3%
Earning assets	360,897,501	331,216,613	9%	360,897,501	331,216,613	9%
Total assets	387,168,502	351,488,596	10%	387,168,502	351,488,596	10%
Total deposits	272,958,684	281,922,393	-3%	272,958,684	281,922,393	-3%
Shareholders' equity	31,061,455	35,465,635	-12%	31,061,455	35,465,635	-12%

Common shares outstanding	2,578,191	2,836,265	-9%	2,578,191	2,836,265	-9%

Average Balances
Short term investments	$3,516,196	$1,372,250	156%	$3,518,395	$1,398,565	152%
Investment securities (b)	68,458,587	51,118,983	34%	63,471,704	52,272,029	21%
Gross loans (net of unearned income) (a)	270,538,997	274,248,211	-1%	269,727,170	270,051,434	0%
Earning assets	344,969,277	328,326,214	5%	338,831,801	325,306,407	4%
Total assets	367,017,579	349,603,393	5%	360,683,632	346,904,518	4%
Total deposits	277,000,312	280,494,349	-1%	277,994,128	278,679,474	0%
Shareholders' equity	32,879,213	35,236,361	-7%	33,784,117	35,107,843	-4%

Earnings Ratios
Return on average total assets	0.68%	0.52%	32%	0.59%	0.61%	-4%
Return on average shareholders' equity	7.63%	5.14%	48%	6.25%	6.00%	4%
Net interest margin	4.20%	4.36%	-4%	4.20%	4.32%	-3%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	2.39%	1.53%	57%	2.39%	1.53%	57%
Allowance to total loans	1.09%	1.19%	-8%	1.09%	1.19%	-8%
Net loan losses to average loans	0.19%	0.02%	766%	0.23%	0.05%	335%

Capital Ratios (period end)
Shareholders' equity to total assets	8.02%	10.09%	-20%	8.02%	10.09%	-20%
Leverage capital	8.81%	9.95%	-11%	8.81%	9.95%	-11%
Tier 1 risk-based capital	10.82%	12.17%	-11%	10.82%	12.17%	-11%
Total risk-based capital	11.85%	13.48%	-12%	11.85%	13.48%	-12%

(a)	Includes loans held for sale
(b)	Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges
Chief Financial Officer
410-536-7308

www.carrolltonbank.com